Agreement to Decline Compensation
KC Low Volatility PutWrite-CallWrite Q Fund


This Agreement (the "Agreement") is entered into by and between the KC Low Volatility PutWrite-CallWrite Q Fund (the "Fund") and Herbert Gutterman on the 13th of March, 2024.
Herbert Gutterman, in his capacity as a member of the Board of Directors of the Fund, hereby agrees to decline any compensation from the Fund for the position of Director Board Member for the current fiscal year 2024. This includes any form of payment, remuneration, or benefit derived from Herbert Gutterman's service as a director.
This Agreement shall be effective for the current fiscal year
2024 of the Fund.
This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof.
In witness whereof, the parties have executed this Agreement as of the date first written above.

Signatures

KC Low Volatility PutWrite-CallWrite Q Fund Authorized Person
Roy Kestenbaum

Member of the Fund's Board of Directors
Herbert Gutterman